Exhibit 99.1

Contact:	Media Contact:
Noopur Liffick	Aljanae Reynolds
Investor Relations & Corporate Affairs	510-809-2452
510-809-2465	press@aduro.com

Aduro Biotech Reports First Quarter 2019 Financial Results

BERKELEY, California, May 7, 2019 – Aduro Biotech, Inc. (NASDAQ: ADRO), a clinical-stage biopharmaceutical company focused on developing therapies targeting the Stimulator of Interferon Genes (STING) and A Proliferation Inducing Ligand (APRIL) pathways for the treatment of cancer, autoimmune and inflammatory diseases, today reported financial results for the first quarter ended March 31, 2019.

“We are pleased with our progress over the last several months to advance our development programs as well as achieve several corporate objectives, and we look forward to the contributions of our newest board members and chief medical officer,” said Stephen T. Isaacs, chairman, president and chief executive officer of Aduro. “Importantly, we have maintained a strong cash position of $266.9 million at the end of the first quarter and will continue to invest purposefully in our lead assets, STING agonist ADU-S100 and anti-APRIL antibody BION-1301. This includes making data-driven decisions to execute our clinical development plans in indications that we believe have the greatest potential to impact unmet patient need.”

Recent Highlights

•	First patient dosed in the Phase 1 clinical trial of ADU-S100 (MIW815) in combination with YERVOY® (ipilimumab), an approved anti-CTLA-4 antibody for the treatment of relapsed and refractory melanoma
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Data abstract on the Phase 1b study of ADU-S100 (MIW815) in combination with spartalizumab (PDR001) in patients with advanced, metastatic treatment-refractory solid tumors or lymphomas selected for oral presentation at the upcoming 2019 American Society of Clinical Oncology (ASCO) Annual Meeting

•	Phase 1 clinical trial of BION-1301 initiated for the treatment of IgA nephropathy, the primary indication Aduro is pursuing for the BION-1301 program
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Two data abstracts on the dose escalation portion of the Phase 1/2 study in relapsed or refractory multiple myeloma (MM) patients whose disease progressed after at least three prior therapies to be presented at the 2019 ASCO Annual Meeting. Given the current competitive landscape and data generated to date, Aduro will not continue the Phase 1/2 study as designed or sponsor further studies in the MM patient setting, and will work closely with investigators on the future direction of the BION-1301 program in MM.

•	Three abstracts presented at the American Association for Cancer Research (AACR) Annual Meeting 2019, including updated preclinical data on ADU-S100
•	Immuno-oncology drug development expert, Dimitry Nuyten, M.D., Ph.D., appointed as chief medical officer
•	Life sciences industry veterans, David H. Mack, Ph.D. and Frank Karbe, appointed to the board of directors

Financial Results

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Cash Position – Cash, cash equivalents and marketable securities totaled $266.9 million at March 31, 2019, compared to $277.9 million at December 31, 2018. Cash spend for the first quarter of 2019 included $2.2 million in one-time charges resulting from the company’s strategic reset and was offset by receipt of a $12 million upfront payment from the 2018 license agreement with Eli Lilly.

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Revenue – Revenue was $3.9 million for the first quarter of 2019 compared to $6.6 million for the same period in 2018. The decrease in revenue for the period was primarily due to a $3.0 million milestone payment received from Merck in 2018 for initiation of the Phase 1 trial for the anti-CD27 antibody.  The decrease was partially offset by $1.4 million in revenue recognized under the Lilly agreement.

•	Expenses –
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Research and development expenses were $19.5 million for the first quarter of 2019 compared to $20.1 million for the same period in 2018. The first quarter of 2019 included $1.7 million in one-time costs associated with the strategic reset, which partially offsets a $2.3 million reduction in stock-based compensation and personnel costs as compared to 2018.

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General and administrative expenses were $9.2 million for the first quarter of 2019 compared to $9.0 million for the same period in 2018. The first quarter of 2019 included $0.8 million in one-time costs associated with the strategic reset, which partially offsets a $1.1 million reduction in stock-based compensation and personnel costs as compared to 2018. In addition, general and administrative expenses for the period were higher due to professional services and consulting costs.

•	Net Loss – Net loss for the first quarter of 2019 was $23.4 million or $0.29 per share compared to net loss of $21.5 million or $0.28 per share for the same period in 2018.

About Aduro

Aduro Biotech, Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies that are designed to harness the body’s natural immune system for the treatment of patients with challenging diseases. Aduro’s product candidates in the Stimulator of Interferon Genes (STING) and A Proliferation Inducing Ligand (APRIL) pathways are being investigated in cancer, autoimmune and inflammatory diseases. ADU-S100 (MIW815), which potentially activates the intracellular STING receptor for a potent tumor-specific immune response, is being evaluated in patients with cutaneously accessible metastatic solid tumors or lymphomas. BION-1301, a first-in-class humanized IgG4 monoclonal antibody that fully blocks APRIL binding to both the BCMA and TACI receptors, is being evaluated in IgA nephropathy. Aduro is collaborating with a number of leading global pharmaceutical companies to help expand and drive its product pipeline. For more information, please visit www.aduro.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our current intentions or expectations concerning, among other things, the potential for our technology, clinical data presentations, our ability to invest purposefully and make data driven decisions to execute our clinical development plans in indications that we believe have the greatest potential to impact unmet patient need and our ability to advance our drug development programs and expand and drive our product pipeline on our own or with our collaborators. In some cases, you can identify these statements by forward-looking words such as “may,” “will,” “continue,” “anticipate,” “intend,” “could,” “project,” “expect” or the negative or plural of these words or similar expressions.  Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our history of net operating losses and uncertainty regarding our ability to achieve profitability, our ability to develop and commercialize our product candidates, our ability to use and expand our technology platforms to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, our reliance on third parties, and our ability to obtain and adequately protect intellectual property rights for our product candidates.  We discuss many of these risks in greater detail under the heading “Risk Factors” contained in our quarterly report on Form 10-Q for the quarter ended March 31, 2019, to be filed with the Securities and Exchange Commission (SEC), and our other filings with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

ADURO BIOTECH, INC.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Revenue:
Collaboration and license revenue	$3,938	$6,627
Total revenue	3,938	6,627
Operating expenses:
Research and development	19,530	20,128
General and administrative	9,182	9,045
Amortization of intangible assets	140	152
Total operating expenses	28,852	29,325
Loss from operations	(24,914)	(22,698)
Interest income	1,471	1,199
Other loss	(19)	(16)
Loss before income tax	(23,462)	(21,515)
Income tax benefit	35	21
Net loss	$(23,427)	$(21,494)
Net loss per common share, basic and diluted	$(0.29)	$(0.28)
Shares used in computing net loss per common share, basic and diluted	79,673,294	77,906,645

ADURO BIOTECH, INC.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$113,114	$126,310
Short-term marketable securities	153,794	140,129
Accounts receivable	707	12,037
Prepaid expenses and other current assets	4,839	4,500
Total current assets	272,454	282,976
Long-term marketable securities	—	11,434
Property and equipment, net	28,169	29,157
Operating lease right-of-use assets	21,828	—
Goodwill	8,168	8,334
Intangible assets, net	24,499	25,135
Restricted cash	468	468
Total assets	$355,586	$357,504
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,573	$1,457
Accrued clinical trial and manufacturing expenses	2,742	2,542
Accrued expenses and other liabilities	8,049	10,518
Operating lease liabilities	1,539	—
Deferred revenue	16,000	16,000
Total current liabilities	29,903	30,517
Deferred rent	—	11,063
Contingent consideration	978	998
Deferred revenue	169,497	172,671
Deferred tax liabilities	5,948	6,104
Operating lease liabilities	33,030	—
Other long-term liabilities	841	840
Total liabilities	240,197	222,193
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	8	8
Additional paid-in capital	542,849	538,895
Accumulated other comprehensive income	491	940
Accumulated deficit	(427,959)	(404,532)
Total stockholders’ equity	115,389	135,311
Total liabilities and stockholders’ equity	$355,586	$357,504